Exhibit 99.1

Press Release

Adaptec Announces Proposed Convertible Senior Subordinated Notes Offering and Simultaneous Convertible Bond Hedge and Warrant Transactions

Milpitas, Calif.-December 16, 2003-Adaptec, Inc. (NASDAQ: ADPT) today announced its intent to offer, subject to market and other conditions, $150 million aggregate principal amount of its Convertible Senior Subordinated Notes due 2023. The company will make its offering to only qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will be convertible into the company’s common stock under certain circumstances at a conversion price to be determined.

Adaptec intends to grant the initial purchasers a 30-day option to purchase up to $25 million aggregate principal amount of additional notes.

Adaptec intends to use a portion of the net proceeds of the intended offering to repurchase some of its outstanding 3% Convertible Subordinated Notes due 2007.

Adaptec also intends to use a portion of the net proceeds to fund separate convertible bond hedge and warrant transactions it will enter into with an affiliate of one of the initial purchasers with respect to its common stock, limiting potential dilution from conversion of the notes. Adaptec expects to purchase U.S. government securities to be pledged to the trustee under the indenture as security for the first ten scheduled interest payments under the notes.

Any remaining net proceeds will be used for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

Information in this release about this offering includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties. Actual events could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with our business and general economic conditions. These and other factors are risks associated with our business that may affect our operating results are discussed in the section titled “Risk Factors” included in our Form 10-Q for the quarter ended September 30, 2003, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update this information or the Risk Factors included in its Form 10-Q for the quarter ended September 30, 2003.

About Adaptec

Adaptec Inc. (NASDAQ:ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member.

Editorial Contact	Investor Contact

Caroline Yu Adaptec, Inc. t: 408-957-2324 e: caroline_yu@adaptec.com	Marshall L. Mohr Adaptec, Inc. t: 408-957-6773 e: marshall_mohr@adaptec.com